Exhibit 5.1

SEWARD & KISSEL LLP

ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, DC 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

August 26, 2016

Ardmore Shipping Corporation

Cumberland House

1 Victoria Street, 5th Floor

Hamilton, HM11

Bermuda

Re:	Ardmore Shipping Corporation

We have acted as special Marshall Islands counsel to Ardmore Shipping Corporation, a Marshall Islands corporation (the “Company”) with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”) of the offer and sale of an aggregate of up to 4,000,000 common shares, par value $0.01 (the “Common Shares”), pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”), which Common Shares may be issued from time to time in accordance with the terms of the Company’s 2013 Equity Incentive Plan (the “Plan”) and the stock appreciation rights awards currently outstanding under the Plan.

In reaching the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Plan; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact, which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors or officers of the Company and others.

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents other than the Company, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, and (vi) that all information contained in all documents reviewed by us is true, correct and complete. In addition, we have assumed the filing by the Company with the Commission of the Registration Statement substantially in the form examined by us and the declaration by the Commission of the automatic effectiveness of the Registration Statement.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that the Common Shares have been duly authorized and, when the Common Shares are issued by the Company in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, as applicable, which govern the awards to which the Common Shares relate, the Common Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof and we express no opinion as to any other laws, rules or regulations. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving this consent, we do not admit that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP
SEWARD & KISSEL LLP